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                                   EXHIBIT 11


                            STATE STREET CORPORATION

                        COMPUTATION OF EARNINGS PER SHARE

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
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                                                                              Three Months Ended               Six Months Ended
                                                                                    June 30,                        June 30,
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(Dollars in millions, except per share data; shares in thousands)             1997           1996              1997          1996
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
PRIMARY
         Average shares outstanding                                          160,441         161,792         160,886         162,538
         Common stock equivalents                                              1,850           1,326           1,807           1,285
                                                                            --------        --------        --------        --------
         Primary shares outstanding                                          162,291         163,118         162,693         163,823
                                                                            ========        ========        ========        ========

Net Income                                                                  $     92        $     71        $    178        $    141
                                                                            ========        ========        ========        ========

Earnings per share - primary                                                $    .57        $    .44        $   1.10        $    .86
                                                                            ========        ========        ========        ========

FULLY DILUTED
         Average shares outstanding                                          160,441         161,792         160,886         162,538
         Common stock equivalents                                              1,915           1,346           1,854           1,385
         Assumed conversion of 7 3/4%
                  convertible subordinated debentures                          1,096           1,113           1,098           1,114
                                                                            --------        --------        --------        --------
         Fully diluted average shares outstanding                            163,452         164,251         163,838         165,037
                                                                            ========        ========        ========        ========

Net income                                                                  $     92        $     71        $    178        $    141
                                                                            ========        ========        ========        ========

Earnings per share - fully diluted                                          $    .56        $    .44        $   1.09        $    .86
                                                                            ========        ========        ========        ========
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